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                                                                    EXHIBIT 23.2

                       CONSENT OF KPMG PEAT MARWICK LLP

The Board of Directors
Wilsons Center, Inc.:

We consent to incorporation by reference in the registration statement (No. 333-29837) on Form S-8 and in the registration statement (No. 333-70793) on Form S-8 of Wilsons The Leather Experts Inc. of our report dated July 19, 1996, relating to the consolidated statements of operations, shareholder's equity, and cash flows of Wilsons Center, Inc. d.b.a. Wilsons The Leather Experts (a subsidiary of Melville Corporation) and Subsidiaries for the five month period ended May 25, 1996, which report appears in the January 30, 1999 annual report on Form 10-K of Wilsons The Leather Experts Inc.

Our report dated July 16, 1996 contains an explanatory paragraph that states that the Company has been dependent on Melville Corporation for a significant portion of its working captal financing. Subsequent to the close of business on May 25, 1996, Melville Corporation sold Wilsons Center Inc. to Wilsons The Leather Experts Inc., a newly formed company owned by members of management of Wilsons Center, Inc. d.b.a. Wilsons The Leather Experts and other investors. Our report also refers to the Company's adoption of Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived
Assets and for Long-Lived Assets to be Disposed Of, effective October 1, 1995.



                                      /s/   KPMG Peat Marwick LLP


Minneapolis, Minnesota
April 12, 1999